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                                                       RULE 424(b)(3) PROSPECTUS
                                                      REGISTRATION NO. 333-24679


                            SUPPLEMENT TO PROSPECTUS
                              DATED APRIL 15, 1997

                                 320,000 SHARES

                         PERFORMANCE FOOD GROUP COMPANY

                                  Common Stock
                           (Par Value $.01 Per Share)

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         The Supplement, dated July 22, 1997 (the "Supplement"), to the
Prospectus, dated April 15, 1997 (the "Prospectus"), relates to the issuance of 320,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Performance Food Group Company (the "Company"), as a portion of the consideration for the acquisition of all of the outstanding capital stock of W.J. Powell Company, Inc. ("Powell") by the Company pursuant to the Stock Purchase Agreement (the "Agreement") dated May 27, 1997, by and among the Company and all of the shareholders of Powell.

         The shares of Common Stock issued in connection with the Agreement were registered in the name of First Union National Bank of Virginia, as Trustee ("Trustee") for each of W. Powell Jones, Harry T. Jones, III, Celetta P. Jones, and Harry T. Jones, Jr., pursuant to the terms of an Irrevocable Trust and Escrow Agreement (the "Trust and Escrow Agreement"). The Trustee may offer and sell such shares of Common Stock from time to time pursuant to the terms of the Trust and Escrow Agreement and as described under the caption "Outstanding Securities Covered By This Prospectus" in the Prospectus.

                  The date of this Supplement is July 22, 1997.